EXCLUSIVE INTERNATIONAL MARKETING AGREEMENT


         THIS EXCLUSIVE INTERNATIONAL MARKETING AGREEMENT (this "Agreement"), effective as of April 19, 1996, is made by and among the DIGITAL RECORDERS, INC., a North Carolina corporation, TWINVISION CORP. OF NORTH AMERICA, INC., a North Carolina corporation and a wholly-owned subsidiary of Digital Recorders, Inc., each with offices at 4900 Prospectus Drive, Suite 1000, Durham, North Carolina 27713, and ROBINSON TURNEY INTERNATIONAL, INC. ("RTI"), a Texas corporation with offices at 800 East Campbell Road, Suite 199, Richardson, Texas 75081. Digital Recorders, Inc. and TwinVision Corp. of North America, Inc. are referred to collectively herein as the "Company."

         WHEREAS, the Company is or will be engaged in the production of products such as automatic voice-announce systems and passenger information display systems for bus, rail and other public transit and transportation vehicles, and certain related and similar products; and

         WHEREAS, the Company intends to distribute some or all of its products outside of North America through Transit-Media GmbH, a wholly-owned German subsidiary of Digital Recorders, Inc. ("Transit-Media"), to the extent possible, and it is not currently expected that Transit-Media will be able feasibly to accomplish the international distribution of such products to the full extent desired by the Company; and

         WHEREAS, RTI and one of its principals, David L. Turney, have extensive experience and expertise in the public transportation automatic voice-announce and information display technology markets; and

         WHEREAS, RTI desires to receive from the Company, and the Company is willing to grant to RTI, the exclusive right to market, sell and distribute the existing and currently proposed products of the Company, and any additional public transit or transportation rail or bus vehicle-related products developed in the future by the Company with the assistance of RTI (collectively, the "Products") in the Territory (as defined below) under the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            I. RIGHTS AND OBLIGATIONS


         1.1 Grant of Rights. The Company hereby grants to RTI during the term of this Agreement the exclusive and unlimited right and license, throughout the Territory, to market, sell and distribute the Products, and to authorize others to do so, in accordance with the terms of this Agreement. As used in this Agreement, the term "Territory" means all of the nations and other political subdivisions in Europe, Asia, Indonesia, South America and Australia and the surrounding waters, now or hereafter in existence.

         Except as contemplated in the first paragraph of Section 1.2, the Company shall not market, sell or distribute any Products (whether finished or unfinished) to, or permit any Products (whether finished or unfinished) to be sold by, any person or entity other than RTI in the Territory, directly or indirectly, during the term of this Agreement.

         1.2 Certain Limitations. The parties acknowledge that some or all of the Products may be distributed in a portion of the Territory, specifically, in Singapore, Hong Kong and Europe (the "Transit-Media Territory"), by Transit-Media and that RTI has agreed to provide certain services to Transit-Media in connection therewith pursuant to a Management Services Agreement among RTI, Digital Recorders, Inc. and Transit-Media dated as of _________________, 1996 (the "Transit-Media Agreement"). RTI agrees that it will not market, sell or distribute Products hereunder in direct competition with Transit-Media in the portions of the Transit-Media Territory in which Transit-Media, from time to time, is actively attempting to market and distribute Products.

         The parties acknowledge that the Company's right to sell, and to authorize RTI to sell, certain of the Products (the "Lite Vision Products") is derived from the Exclusive Distribution and License Agreement dated as of April 19, 1996 by and between RTI, Lite Vision Corporation and UTM, Inc. and the related Exclusive Distribution and Sublicense Agreement dated as of June 1, 1996 (the "Sublicense") by and between RTI and TwinVision Corp. of North America, Inc., in each case as amended and supplemented. RTI's rights hereunder with respect to the Lite Vision Products are subject to the terms and conditions of such agreements and are limited to the territory specified therein (to the extent included in the Territory) and such additional territories in which the Company may hereafter obtain the right to distribute (on an exclusive or nonexclusive basis) the Lite Vision Products.

         1.3 RTI's Responsibilities. RTI will use its reasonable best efforts to promote the sale and distribution of the Products in the Territory. RTI will advise the Company periodically of its activities in connection with sales of Products, the demand for and reaction to Products and other matters relating to the marketing of the Products in the Territory.

         1.4 The Company's Responsibilities. The Company will use its reasonable best efforts to provide Products to RTI and its sublicensees and customers in the quantities requested by RTI in accordance with Section 2.2. Such Products will be in finished form, unless RTI requests delivery of unfinished Products. The Company will provide RTI with all sales leads and mailing lists obtained by the Company relating to potential sales of Products in the Territory.

                         II. MARKETING AND DISTRIBUTION

         2.1 Control of Marketing. RTI shall have sole authority and control of the marketing and distribution of the Products in the Territory, including without limitation the determination of the content and quantity of promotional materials, the terms of the marketing plan and the establishment and modification of the terms and conditions of sale (including selling price, discounts, credit for returns and similar matters); PROVIDED, HOWEVER, that such terms and conditions shall be discussed with, approved by and reasonably acceptable to the Company, and PROVIDED FURTHER, that RTI shall not have the authority to obligate the Company to perform any action or incur any expense that it has not agreed, in this Agreement or otherwise, to perform or incur.

         The rights granted in Section 1.1 entitle RTI to sell, distribute and market the Products directly itself and/or indirectly through distributors, wholesalers and agents. RTI may, in its sole discretion, negotiate and enter into sales, distribution and marketing agreements relating to the Products with third parties, for such periods of time, with such terms and conditions and covering such geographic areas within the Territory as RTI may deem appropriate. RTI shall be responsible for its own costs and expenses incurred in connection with the marketing and promotion of the Products in the Territory; PROVIDED, HOWEVER, that the Company shall be responsible for and shall pay all reasonable commissions payable to distributors, wholesalers or other agents engaged by RTI as contemplated herein, and the amounts of such commissions shall be in addition to, and shall not be deducted from or otherwise reduce the commissions payable to RTI pursuant to Section 3.1(a). RTI shall not be subject to any requirements with respect to minimum or maximum advertising expenditures or other marketing efforts.

         Notwithstanding the foregoing, (i) the Company shall supply to RTI, at no cost to RTI, such product descriptions, brochures and other promotional materials relating to the Products as RTI may reasonably request, (ii) RTI shall promote and sell the Products under such trade names and trademarks as may be designated by the Company from time to time and (iii) RTI shall not use the Company's trade names or trademarks except as may be authorized or approved by the Company. RTI shall have no right, title or interest in the trade names or trademarks of the Company.

         2.2 Methods of Sale. RTI may, at its election and in its sole discretion, effect each sale of Products in the Territory pursuant to either of the following methods:

         (a) Direct Sales. The Company agrees to sell Products directly to customers within the Territory upon the receipt from RTI of purchase orders, completed by RTI or such customers (but in all cases approved and countersigned by RTI), or pursuant to contracts entered into by RTI with a customer. If the terms and conditions of sale are not set forth in a contract between RTI and the customer, the purchase order submitted to the Company in accordance with this paragraph (a) shall set forth the quantities ordered, purchase price, delivery location, method of delivery, freight terms and such other information as is commercially necessary in connection therewith. Such sales, whether by purchase order or contract, shall be made upon such terms and conditions as may be agreed by RTI and the customer, subject to the limitations set forth in Section 2.1, and provided that RTI may not obligate the Company to sell any Products for less than the minimum price, if any, previously communicated by the Company to RTI. Upon its receipt of a purchase order, the Company shall deliver the Products ordered to the customer at the location and by the date specified therein, and shall invoice the customer directly for the full amount of the specified purchase price.

         (b) Purchase and Resale. RTI may purchase Products from the Company at such prices and upon such terms and conditions as the parties may agree from time to time. The Company agrees to sell Products to RTI in accordance with such terms and conditions, upon receipt from RTI of purchase orders containing such information as may be commercially necessary in connection therewith. The prices and other terms and conditions upon which such Products may be resold by RTI in the Territory shall be within RTI's sole and absolute discretion.

         2.3 No Purchase Requirements. RTI shall not be obligated to purchase, or obtain orders for the purchase of, any minimum number of Products pursuant to
Section 2.2. Notwithstanding the foregoing or the provisions of Section 1.1, if RTI fails to make any sales in any individual nation or other political subdivision within the Territory (each, a "Subterritory") within 24 months after the date of this Agreement, the Company shall thereafter have the right to terminate the exclusivity of RTI's rights and license with respect to such Subterritory by giving 90 days' written notice to RTI; PROVIDED, HOWEVER, that such termination of exclusivity shall not occur if RTI makes any sales of Products in such Subterritory prior to the expiration of such 90-day notice period; and PROVIDED FURTHER, that the Company shall negotiate in good faith with RTI regarding the terms and conditions of an alternative exclusive arrangement with respect to such Subterritory to take effect after the end of such 90-day period if RTI does not make any sales in such Subterritory during such period. Any termination of exclusivity with respect to any Subterritory shall not diminish or affect in any way RTI's exclusive rights and license with respect to the remainder of the Territory or any other Subterritory.

         2.4 Planning. RTI will use its best efforts periodically to provide the Company with estimates of the quantities of each Product that RTI reasonably expects to order pursuant to Section 2.2(a) and (b), provided that RTI shall not be required to achieve, or be subject to any liability for any failure to achieve, such estimates. The Company shall promptly inform RTI whether it reasonably expects to be able to meet its obligation to provide the Products in such quantities.

                         III. COMPENSATION AND EXPENSES

         3.1  Compensation.

         (a) Direct Sales. The Company will pay to RTI a commission equal to a percentage of the Company' Net Sales of the Products in the Territory pursuant to Section 2.2(a) of this Agreement, determined in accordance with the following schedule, based on Net Sales volume achieved in each calendar year:

         First $2,000,000 Net Sales----------------rate of 3%

         Next $3,000,000 Net Sales----------------rate of 2%
         Net Sales exceeding $5,000,000----------rate of 1%

         Payment of this commission will be due by the 15th day of each month, without further action by RTI to prompt or collect same, with respect to Net Sales received by the Company or any affiliate in the preceding month, and will continue, following termination of this Agreement, until commission has been paid on all contracts and purchase orders, and contracts and purchase orders resulting from proposals, dated prior to the date of termination of this Agreement.

         For purposes of this Agreement, "Net Sales" means gross revenues derived by the Company and its affiliates from direct or indirect sales (excluding sales to RTI pursuant to Section 2.2(b)), as contracted or invoiced, less returns, allowances and other adjustments determined in accordance with generally accepted accounting principles, consistently applied, which is the amount the Company or an affiliate enters in its records as the amount due and payable by a customer. Notwithstanding the foregoing, sales commissions paid or payable to RTI or any other person or entity shall not be deducted from gross revenues for purposes of calculating Net Sales.

         The Company shall maintain records in sufficient detail for purposes of determining the amounts payable to RTI. The Company shall provide to RTI with each payment a written accounting that sets forth, in such detail as is reasonably satisfactory to RTI, the manner in which the payment was calculated. RTI, or RTI's agent, shall have the right to inspect the Company's records for the limited purpose of verifying calculation of the amounts payable, subject to such restrictions as the Company may reasonably impose to protect the confidentiality of those records. Such inspections shall be made during reasonable business hours as may be set by the Company.

         Notwithstanding the foregoing, the parties acknowledge and agree that RTI shall not be entitled to any commissions under this Agreement with respect to sales of Products by Transit-Media in the Transit-Media Territory, and the revenues from such sales shall not be included in Net Sales, as defined above, or considered for purposes of determining whether the sales levels specified in the table above have been reached. Nothing in this Agreement, however, shall diminish or affect RTI's right to receive payments from the Company or Transit-Media under the Transit-Media Agreement with respect to such sales.

         (b) Purchase and Resale. RTI shall retain any and all amounts it receives in connection with the marketing, sale and distribution of Products it purchases from the Company and resells as contemplated by Section 2.2(b), and the Company shall not be entitled to any payment in connection therewith other than the purchase price paid by RTI pursuant to Section 2.2(b).

         3.2 Expenses. Except as otherwise expressly provided in this Agreement or any Attachment hereto, each party shall be responsible for its own expenses incurred in connection with the performance of its obligations and the exercise of its rights under this Agreement.

                          IV. DOCUMENTATION AND SUPPORT

         4.1 Documentation. The Company shall provide to RTI, its sublicensees and each customer who purchases any Product pursuant to this Agreement copies of all Documentation and Specifications relating to the applicable Product. "Documentation" means user guides, operating manuals, specifications, test data, bills of materials, engineering drawings, sketches, education materials and other information relating to the Product, whether in print, magnetic, electronic or video format, in existence at the time any Product is delivered to RTI or its sublicensees or customers. "Specifications" means the functional, performance, operational, compatibility and other specifications or characteristics of the Product, included in the Documentation or otherwise provided by the Company to RTI, its sublicensees or any other purchaser of the Product. The Company has provided to RTI copies of all Documentation and Specifications for the Products in existence as of the date of this Agreement. The Company shall provide all updates, revisions and supplements to the Documentation and Specifications, when produced, to RTI, its sublicensees and each customer who purchases any Product pursuant to this Agreement.

         4.2 Maintenance and Support. The Company shall provide or make available to each customer who purchases any Product pursuant to this Agreement the same maintenance and support services that the Company provides or makes available generally to other purchasers of the Products, including correction of errors, updates, non-custom enhancements and telephone support. RTI and its agents and representatives shall have no obligation to provide any customer or other party any maintenance or support services with respect to any Product except as RTI may determine in its sole discretion.

         4.3 Corrections and Enhancements. The Company shall promptly correct, without charge, all errors in the design of any Product. The Company acknowledges that all enhancements of any Product are subject to the rights and license granted to RTI, and the Company shall deliver all enhancements without any charge other than the purchase price paid in accordance with Section 2.2. An "enhancement" is any modification, improvement, change, addition or upgrade made to, or any new or alternative version of, a Product after the original versions are supplied to RTI or its sublicensees or customers, and shall include any new device, equipment, component, system or technology that is or may be a replacement or substitute for, a derivative of or a complement to the Product.

         4.4 Discontinuance of Products. The Company shall provide RTI at least 12 months' advance written notice of its intent to discontinue any Product. The Company shall provide to RTI such information and training as may be necessary to permit RTI to maintain and support such Product, or to authorize others to do so. Notwithstanding the preceding sentence, RTI shall have no obligation to provide to any customer or other party any demonstration, maintenance or support services with respect to any Product, including any discontinued Product.

                        V. REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of the Company. Digital Recorders, Inc. and TwinVision Corp. of North America, Inc. jointly and severally represent and warrant to RTI that:

         (a) Digital Recorders, Inc. and TwinVision Corp. of North America, Inc. are each duly incorporated pursuant to the laws of the State of North Carolina and each is validly existing and in good standing under such laws and has full power and authority to enter into and perform its obligations under this Agreement. The officer whose name appears on the signature page of this Agreement has full power and authority to execute and deliver this Agreement on behalf of each of such corporations and to cause each of them to perform its obligations under this Agreement.

         (b) The Company has, and upon execution and delivery of the Agreement RTI will have, all rights or licenses necessary to permit it to market, sell and distribute the Products as contemplated by this Agreement, and to authorize others to do so, without liability to any third party. Neither the Products nor the sale thereof as contemplated herein will violate any law or infringe upon or violate the rights of any person or entity (including but not limited to copyright, patent or other intellectual property rights).

         (c) All Products sold to RTI and its customers and sublicensees pursuant to this Agreement will be delivered in good and marketable condition and will conform to all Specifications for such Products previously delivered to and accepted by RTI, which Specifications are subject to change from time to time by agreement of the parties. RTI and its customers and sublicensees shall have the right to return, at the Company's expense, any and all Products that are not in such condition or that do not conform to such Specifications at the time of delivery.

         (d) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         5.2 Representations and Warranties of RTI. RTI represents and warrants to the Company that RTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to enter into and perform its obligations under this Agreement. The officer whose name appears on the signature page of this Agreement has full power and authority to execute and deliver this Agreement on behalf of RTI and to cause RTI to perform its obligations under this Agreement.

                                VI. INDEMNITY

         6.1 Indemnification by the Company. Digital Recorders, Inc. and TwinVision Corp. of North America, Inc., jointly and severally, shall indemnify, defend and hold harmless RTI from and against any and all damages, liabilities, costs and expenses, including reasonable attorneys fees (collectively, "Liabilities"), that arise from any claim, lawsuit or other action (a) arising out of or resulting from the breach by the Company of any of its representations, warranties, agreements or covenants contained in this Agreement, or (b) relating to the infringement of any patent, copyright or other intellectual property right arising out of or resulting from the production, marketing or commercial exploitation of the Products. RTI shall notify the Company immediately of any such claims and Liabilities, shall permit the Company to have exclusive control of the defense and/or settlement of such claims, including without limitation the selection of defense counsel, and shall cooperate with the Company in the defense and/or settlement of such claim.

         6.2 Indemnification by RTI. RTI shall indemnify, defend and hold harmless the Company from and against any and all Liabilities that arise from any claim, lawsuit or other action arising out of or resulting from the breach by RTI of any of its representations, warranties, agreements or covenants contained in this Agreement. The Company shall notify RTI immediately of any such claims and Liabilities, shall permit RTI to have exclusive control of the defense and/or settlement of such claims, including without limitation the selection of defense counsel, and shall cooperate with RTI in the defense and/or settlement of such claim.

                            VII. TERM AND TERMINATION

         7.1 Term and Termination. This Agreement may be terminated as follows:

         (a)      By mutual agreement of all parties at any time;

         (b) By either party upon 30 days' written notice to the other party if the other party commits any material default or breach of any of its agreements, obligations, representations or warranties contained in this Agreement; or

         (c) By either party upon 30 days' written notice to the other party if the other party (which, in the case of the Company, shall mean Digital Recorders, Inc. or TwinVision Corp. of North America, Inc.) is declared bankrupt or becomes insolvent or voluntarily institutes a bankruptcy proceeding under the Bankruptcy Code, or a receiver is appointed for the assets of such other party, or such other party makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due;

PROVIDED, HOWEVER, that this Agreement will not be terminated as provided in paragraph (b) or (c) of this Section 7.1 if, within such 30-day period, such other party cures such breach, default, act or circumstance giving rise to the right of termination to the reasonable satisfaction of the party delivering the notice.

         The term of this Agreement shall be a period of three years commencing on the date of its execution by RTI and the Company. This Agreement shall automatically be renewed for an additional three-year term at the end of the initial and each successive term, unless either party shall have given notice to the other party that it elects not to renew this Agreement prior to the end of the second year of the initial or any subsequent three-year term.

         7.2 Effect of Termination. The termination of this Agreement shall not affect either party's obligation to pay any amount due and owing the other party under the provisions of this Agreement as of the date of termination. The Company shall deliver all Products that are subject to, and otherwise fully perform, all contracts and purchase orders, and contracts and purchase orders resulting from all proposals, dated prior to the date of termination of this Agreement, and RTI shall be entitled to receive the commissions specified in
Section 3.1(a) with respect to such Products. The termination of this Agreement shall not affect any rights or obligations of any party under any provision of this Agreement that is intended to survive such termination.

         7.3 Sell-Off Rights. Without limiting Section 7.2, upon termination of this Agreement, RTI and its sublicensees and distributors shall have the right to sell off their respective remaining inventories of Products, and RTI shall be entitled to receive payment with respect to such sales in accordance with
Section 3.1(a); PROVIDED, HOWEVER, that RTI shall offer the Company the opportunity to purchase such Products, and the Company shall have the right of first refusal to purchase any such Product, at a price equal to the price offered to RTI by a third party, within a period of 10 business days after RTI has given notice to the Company of its intent to sell the Product.

                               VIII. MISCELLANEOUS

         8.1 Relationship of Parties. It is understood by the parties that RTI is an independent contractor with respect to the Company, and not an employee, partner or joint venturer of Digital Recorders, Inc. or TwinVision Corp. of North America, Inc. RTI may refer to itself as the exclusive, authorized dealer, distributor or sales agent of the Company in the Territory.

         Each agreement, obligation, indemnity, representation and warranty of the Company herein shall be a joint and several agreement, obligation, indemnity, representation and warranty of Digital Recorders, Inc. and TwinVision Corp. of North America, Inc., and Digital Recorders, Inc. and TwinVision Corp. of North America, Inc. each shall have the authority to act on behalf of and to bind the other in all matters relating to this Agreement and the transactions contemplated hereby. RTI shall be entitled to rely on any notice, instruction or other communication received from either of such corporations as having been duly authorized by both. Any reference in this

Agreement to the Company, or to a "party" or any similar reference, shall, in the case of the Company, be deemed to include Digital Recorders, Inc. and TwinVision Corp. of North America, Inc., jointly and severally, unless the context clearly requires otherwise. Any breach of this Agreement by Digital Recorders, Inc. or TwinVision Corp. of North America, Inc. shall constitute a breach by both.

         8.2 Notices. All notices required or permitted under this Agreement shall be in writing and shall be sent by telecopy or by a courier service that guarantees overnight delivery, addressed as follows:

If to the Company:

         Digital Recorders, Inc.
         J. Phillips L. Johnston, Chairman and CEO
         4900 Prospectus Drive, Suite 1000
         Durham, North Carolina  27713
         Fax no.:  919-361-9847

If to RTI:

         Robinson Turney International, Inc.
         David L. Turney, Principal
         800 East Campbell Road, Suite 155, Box 10
         Richardson, Texas 75081
         Fax no.: 214-479-1506

         Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above. The date of delivery to such a courier service or of telecopying shall be deemed to be the effective date on which notice was given, provided that all telecopies shall contain a provision requiring confirmation of receipt and shall not be effective unless confirmation of receipt is received within 24 hours of transmission.

         Except to the extent expressly stated otherwise in this Agreement, notice to Digital Recorders, Inc. at such address shall be deemed to be notice to both Digital Recorders, Inc. and TwinVision Corp. of North America, Inc. and shall satisfy any obligation hereunder of RTI to provide notice to the Company.

         8.3 Entire Agreement. This Agreement contains the entire agreement of the parties related to the subject matter hereof. This Agreement supersedes any prior written or oral agreements between the parties with respect to such subject matter.

         8.4 Amendment. This Agreement may be modified or amended only by means of a written instrument signed by both parties.

         8.5 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

         8.6 No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with such provision or any other provision of this Agreement.

         8.7 Applicable Law. This Agreement shall be governed by the laws of the State of Texas. Exclusive venue and jurisdiction of any dispute or suit arising hereunder shall lie with the courts of the State of Texas located in Dallas County, Texas, or the federal courts located in the Northern District of Texas and, without limiting the foregoing, such courts shall have authority to enforce the equitable relief provisions of Section 8.8 and the dispute resolution provisions of Section 8.9.

         8.8 Equitable Relief. The Company acknowledges that a breach by the Company of this Agreement or a failure by the Company to perform any of its obligations hereunder may cause irreparable harm and injury to RTI for which damages in an action at law would be inadequate and therefore agrees that RTI will be entitled to an injunction or other equitable relief to prevent or remedy any such breach or failure of performance by the Company. Such relief shall be in addition to any other rights or remedies that RTI may have.

         8.9 Dispute Resolution. The parties agree to engage in binding arbitration for resolution of all disputes arising out of or relating to this Agreement or the performance or failure of performance hereunder. Such arbitration shall be conducted in Dallas County, Texas pursuant to the expedited procedures of and in accordance with the rules of the American Arbitration Association. The arbitrator shall be mutually selected by the parties or, if they cannot agree on such selection, the Company and RTI each shall designate one arbitrator to represent it in the selection process and the two arbitrators shall appoint a third arbitrator who shall arbitrate such dispute. Such selection process shall be completed within 30 days from the date on which arbitration is requested by either party. The arbitrator selected shall, if reasonably possible, be one who is familiar with the commercial and manufacturing practices of the public transportation and transit passenger information display industry. The arbitrator's award shall be final and binding on the parties hereto and enforceable by either party in any court of competent jurisdiction. The parties agree that each party will bear its own costs of such arbitration (including attorneys' fees and expenses), regardless of the decision rendered by the arbitrator.

         8.10 Binding Effect and Assignment. This Agreement shall be binding upon each party and its respective successors and permitted assigns. This Agreement may not be assigned or transferred by either party without the prior written consent of the other, subject to the right of RTI to sublicense or enter into other contracts or agreements relating to the marketing, sale or distribution of the Products as contemplated herein.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth in the first paragraph of this Agreement.

                                            DIGITAL RECORDERS, INC.



                                            By:
                                                   J. Phillips L. Johnston
                                                   Chairman and CEO

                                            TWINVISION CORP. OF
                                            NORTH AMERICA, INC.



                                            By:
                                                   J. Phillips L. Johnston
                                                   Chairman

                                            ROBINSON TURNEY
                                            INTERNATIONAL, INC.



                                            By:
                                                   David L. Turney
                                                   Principal